Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott	Charles Messman, Todd Kehrli
Chief Marketing Officer	MKR Group
949-362-5800	323-468-2300
relliott@smithmicro.com	ir@mkr-group.com
SMITH MICRO SOFTWARE ANNOUNCES AGREEMENT TO ACQUIRE
CORE MOBILITY
Proposed Transaction to Expand Industry-Leading Mobility Solutions Portfolio and Initiatives with
Existing Customers
Aliso Viejo, CA — September 14, 2009 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of mobility solutions and services for the wireless market, and Core Mobility, Inc., a developer of mobility software and solutions, announced the signing of an Agreement and Plan of Merger whereby Smith Micro will acquire Core Mobility. Core Mobility will survive as a wholly-owned subsidiary of Smith Micro. Consideration to be paid by Smith Micro for this transaction consists of $10 million cash and 700,000 shares of Smith Micro common stock. In addition, Core Mobility may have the ability to earn additional cash consideration in the form of an earn-out, contingent on achieving certain milestone deliverables for product development and deployment. The transaction is subject to certain closing conditions and expected to be completed in the fourth quarter of 2009.
Core Mobility has a rich portfolio of innovative technologies and mobile software products, having established ground-breaking mobility offerings for synchronization, back-up and restore of critical user data as well as push-to-talk software and visual voicemail services. Core Mobility’s portfolio serves wireless carriers and device manufacturers with mobile handset software, as well as hosted software-as-a-service solutions.
The Core Mobility products are designed to work across a broad spectrum of handset operating systems and platforms, including a rich array of feature phones and today’s most popular Smartphones. Their applications are targeted at improving mobile subscribers’ communications experience while enabling wireless operators to enhance customer loyalty and to generate new revenue streams.
“We expect that Core Mobility’s technical excellence, innovative product offerings and sizable patent portfolio will be a great complement to our existing technologies and industry-leading mobility software portfolio,” commented William W. Smith, Jr., President and Chief Executive Officer of Smith Micro Software. “This acquisition will add depth to our engineering capabilities for handheld client software and expands our ability to

SMSI AQUIRE CORE MOBILITY FOR IMMEDIATE RELEASE DRAFT 2-

offer managed services that will complement our multimedia and cloud computing strategy. We are excited to bring the Core Mobility team into Smith Micro’s family and to create product synergies to continue serving our customers’ growing mobile broadband voice and data subscriber base.”
Investor Teleconference:
Smith Micro Software will hold an investor conference call to discuss more details of the pending acquisition at 5:00 p.m. Eastern Time today, September 14, 2009. Dialing 877-941-8610 and providing the pass code “SMSI” can access the call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available via the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops mobility solutions that enable seamless broadband connectivity and next generation media and mobile convergence products over wireless networks. Smith Micro’s complete lines of products are available through its sales groups, direct from its websites, retail distributors, and value-added resellers. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI. For more information, please visit: http://www.smithmicro.com.
Safe Harbor Statement: This release contains forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the pending acquisition of Core Mobility, the anticipated timing of the closing of the acquisition, the expected benefits of the acquisition to Smith Micro and integration of Core Mobility’s products and technologies with those of Smith Micro. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are Smith Micro’s ability to complete the acquisition of Core Mobility and integrate Core Mobility products and technologies with those of Smith Micro, customer acceptance of those new products and technologies, new and continuing adverse economic conditions and Smith Micro’s ability to compete effectively with other software companies. These and other factors discussed in Smith Micro’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.